                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

ZONAGEN, INC. AND LAVIPHARM CORP. SIGN DEFINITIVE MERGER AGREEMENT

THE WOODLANDS, TEXAS AND EAST WINDSOR, NEW JERSEY - OCTOBER 30, 2002 - Zonagen, Inc. (Nasdaq: ZONA and PCX: ZNG) and Lavipharm Corp. announced today that they have entered into a definitive agreement to merge in a tax-free, stock-for-stock transaction. Upon completion of the merger, Dr. Athanase Lavidas, Chairman of Lavipharm Corp., will become the Chairman of the Board of Directors of this merged entity. Lavipharm's executive management team will become the executive management team of the merged company, which will be renamed, "Lavipharm Corporation." Lavipharm Corp.'s major shareholder is Lavipharm S.A., a Greek corporation with shares traded on the Athens Stock Exchange.

Under the terms of the merger agreement, which has been approved by the boards of directors of Zonagen and Lavipharm, the holders of Lavipharm common stock and Series A preferred stock together will receive an amount of shares of Zonagen common stock that would provide them with 40% of the total shares of Zonagen common stock outstanding following the merger. In addition, Lavipharm S.A., the holder of Lavipharm Corp.'s Series B preferred stock, will receive 2,000,000 shares of Zonagen common stock in connection with the repayment of $10,000,000 of Lavipharm indebtedness.

Certain holders of Lavipharm common stock and Series A preferred stock will be entitled to receive additional shares of Zonagen common stock upon the achievement of certain earn-out milestones. Based upon the number of shares of Zonagen common stock outstanding as of yesterday, Zonagen would issue approximately 7.7 million shares at the closing of the merger and up to approximately 9.6 million additional shares if all of the earn-out milestones are achieved, which amount would result in existing Lavipharm stockholders owning 60% of the total shares of Zonagen common stock outstanding, excluding the 2,000,000 shares described above. Zonagen's obligation to issue earn-out shares expires on December 31, 2003.

Zonagen's board of directors has received a fairness opinion from CIBC World Markets Corp. in connection with the merger.

The consummation of the merger is conditioned upon customary closing conditions, including the approval of Zonagen's stockholders.

It is anticipated that after the merger Lavipharm will focus on development of its drug formulation and drug delivery technologies.

About Zonagen

Zonagen is engaged in the development of pharmaceutical products for the reproductive system, including sexual dysfunction, vaccine adjuvants, products for fertility and female health as well as urological applications, specifically prostate cancer. For more information, visit Zonagen's web site at http://www.zonagen.com.

About Lavipharm

Lavipharm is an innovative drug formulation and drug delivery company. Lavipharm combines proprietary particle engineering, solubilization and formulation technologies with its expertise in drug delivery to improve pharmaceutical and OTC products and drug candidates developed by other companies. Lavipharm applies its technologies to drugs in the early stage of development including small molecules, peptides and proteins, and to drugs that are currently marketed but have not performed to their full market potential. Lavipharm's technologies can further enhance the value of currently marketed drugs by attempting to improve their pharmaco-kinetic profile, and thereby potentially improving patient compliance and/or extending patent protection. By developing creative solutions to enhance delivery of drug molecules, Lavipharm also assists its customer base in differentiating their products from those of the competition. By improving existing products in less time, at a potentially lower risk of failure, and at potentially lower costs than required to develop new chemical entities, Lavipharm believes it can add scientific and commercial value to pharmaceutical company products, both in the short and longer term. For more information, visit Lavipharm's website at http://www.lavipharm.com.

Any statements that are not historical facts contained in this release, such as approval of the transaction with Lavipharm, are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to approval of the merger and related transactions with Lavipharm by Zonagen's stockholders and other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Zonagen intends to file a proxy statement and other documents regarding the proposed merger described in this press release with the SEC. This press release is not a substitute for such proxy statement. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about both companies and the proposed transaction. A definitive proxy statement will be sent to security holders of Zonagen seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Zonagen with the SEC at the SEC's web site at www.sec.gov and from Zonagen.

Zonagen and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the merger. Information concerning Zonagen's directors and executive officers can be found in the documents filed with the SEC by Zonagen. Certain of Zonagen's directors and executive officers may have direct or indirect interests in the merger due to securities holdings, vesting of options, and rights to change of control payments or severance payments if their employment is terminated following the merger. In addition, directors and officers, after the merger, will be indemnified by Zonagen, and benefit from insurance coverage, for liabilities that may arise from their service as directors and officers of Zonagen prior to the merger. Additional information regarding the participants in the solicitation will be contained in the proxy statement.

Contact:

Joe Podolski, President and CEO                Zsolt Lavotha, President and CEO
podolski@zonagen.com                           zlavotha@lavipharm.com
281-719-3447                                   609-448-3001